EXHIBIT 99.2

Consent of FMV Opinions, Inc.

Date: October 19, 2006

The Board of Directors
Provena Foods Inc.

and

The Board of Directors
Hormel Foods Corporation

We hereby consent to the inclusion, as an Exhibit to the Registration Statement (the “Registration Statement”) on Form S-4 of Hormel Foods Corporation, of our fairness opinion to the Board of Directors of Provena Foods Inc. (“Provena”) dated September 6, 2006, and to the description thereof set forth in the Registration Statement under the caption “The Merger - Fairness Opinion of Provena’s Financial Advisor.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FMV Opinions, Inc.

FMV Opinions, Inc.
San Francisco, CA